Exhibit 10.32

as in effect on March 7, 2007

Table of Contents

1.	Introduction	1

2.	Definitions	1

3.	Normal Retirement	4

4.	Early Retirement	4

5.	Deferral of Early Retirement Pension	5

6.	Termination of Employment	6

7.	Normal Form of Pension	6

8.	Optional Forms of Pension	6

9.	Death Before Commencement of Pension Payments	6

10.	Death After Commencement of Pension Payments	7

11.	Disability	7

12.	Administration	7

13.	Funding	7

14.	Non-Alienation of Benefits	7

15.	Conflicts or Inconsistencies	7

16.	Amendments	8

17.	GeneralProvisions	8

1.	Introduction

1.1	The present document constitutes the Supplementary Pension Plan for Designated Managers of Domtar Inc., hereinafter called the “Supplementary Pension Plan”.

1.2	The purpose of the Supplementary Pension Plan is to provide Designated Managers of the Company with additional retirement benefits in excess of those that may be payable in accordance with the provisions of the Base Plan.

1.3	Effective March 7, 2007, the Supplementary Pension Plan is closed to new membership. However, Designated Managers participating in the Supplementary Pension Plan on that date will continue to accumulate benefits in accordance with its provisions.

1.4	With respect to Members who are U.S. Taxpayers, the terms and provisions of the Supplementary Pension Plan shall be deemed to be amended as set forth in Appendix A.

2.	Definitions

2.1	Accrued Retirement Pension: at any date, the sum of (a) and (b) below:

(a)	the sum of (i) and (ii) below:

(i)	1.3% of the Member’s Best Average First Level Earnings multiplied by the number of years of Credited Service before January 1, 2000 through March 7, 2007;

(ii)	2% of the Member’s Best Average Second Level Earnings multiplied by the number of years of Credited Service before January 1, 2000 through March 7, 2007;

(b)	the sum of (i) and (ii) below:

(i)	1.5% of the Member’s Best Average First Level Earnings multiplied by the number of years of Credited Service from January 1, 2000;

(ii)	2% of the Member’s Best Average Second Level Earnings multiplied by the number of years of Credited Service from January 1, 2000.

2.2	Base Plan: the Domtar Pension Plan for Non-Negotiated Employees, as may be amended from time to time.

2.3	Board: the Board of Directors of Domtar Corporation.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	1

2.4	Code: the U.S. Internal Revenue Code of 1986, as amended.

2.5	Company: means Domtar Corporation and any of its subsidiaries or affiliated companies.

2.6	Credited Service:

(a)	For a Member who joined the Supplementary Pension Plan before January 1, 1998, shall, at any date whatsoever, have the meaning given to it by Article I of the Base Plan unless, prior to March 7, 2007, the Human Resources Committee of the Board of Domtar Inc. approved, or on or after March 7, 2007, the HR Committee approves, a start date, for the purpose of determining credited service under the Supplementary Pension Plan, that is different from the start date under the Base Plan.

(b)	For a Member who joined the Supplementary Pension Plan on or after January 1, 1998, shall mean the period of service with the Company starting with the date the Designated Manager becomes a Member of the Supplementary Pension Plan and ending with the date of his Separation from Service, during which the Member is accruing credited service under the DB Option of the Base Plan or the Company is contributing on behalf of the Member under the DC Option of the Base Plan, or would be contributing if it were not for the tax limits.

(c)	For all Members, Credited Service shall exclude service as a member of the Management Committee of Domtar Inc. prior to March 7, 2007 and any and all service on and after March 7, 2007.

2.7	DB SERP: the DB SERP for Management Committee Members of Domtar, effective March 7, 2007.

2.8	DC SERP: the DC SERP for Designated Executives of Domtar, effective March 7, 2007.

2.9	Designated Manager: a manager occupying an Eligible Position who is a participant of the Base Plan and who has been permitted by the HR Committee to participate in the Supplementary Pension Plan.

2.10	Eligible Position: a position designated as such by the Human Resources Committee of Domtar Inc. upon recommendation of the President and Chief Executive Officer of Domtar Inc.

2.11	HR Committee: the Human Resources Committee of the Board.

2.12	Member: a Designated Manager from the date he is designated as such and who is accruing benefits under the Supplementary Pension Plan.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	2

2.13	Section 409A: section 409A of the Code and the rules, regulations and guidance promulgated thereunder.

2.14	Separation from Service: occurs (or a Member Separates from Service) when the Member ceases to be employed by the Company as a result of the Member’s death, retirement, or other termination of employment.

2.15	U.S. Taxpayer: a Member who

(a)	Is a U.S. citizen; or

(b)	Is a foreign national/U.S. permanent resident (“green card” holder); or

(c)	Is a foreign national who meets the “substantial physical presence” test during an applicable calendar year;

(d)	Is a “dual status” individual and either

(i)	Who declares that he is a U.S. Taxpayer (under (a), (b), or (c) above); or

(ii)	Who the Company determines is a U.S. Taxpayer (under (a), (b), or (c) above);

(e)	Is subject to U.S. federal income tax under the terms of the Canada-United States Tax Convention (1980) and the Protocols in effect thereunder; or

(f)	Whose benefits under this Supplementary Pension Plan are otherwise subject to taxation in the U.S.

Notwithstanding the foreign Member declaration of U.S. Taxpayer status, and unless proven otherwise, if the Company’s payroll, human resources, or other records indicate that the Member is a U.S. Taxpayer, then the Member shall be deemed to be a U.S. Taxpayer for the purposes of the Supplementary Pension Plan.

2.16	For purposes of the present document, the terms and expressions listed below shall have the meaning given to them in Article I of the Base Plan:

Actuarial Equivalent

Best Average Earnings

Best Average First Level Earnings

Best Average Second Level Earnings

Earnings

Normal Retirement Date

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	3

3.	Normal Retirement

A Member who Separates from Service on or beyond his Normal Retirement Date shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) below:

(a)	his Accrued Retirement Pension, determined on his date of Separation from Service;

(b)	the sum of (i) and (ii) below:

(i)	for the years of Credited Service during which he participated in the DB Option of the Base Plan, the annual amount of the pension at Normal Retirement Date or of the pension at postponed retirement, as applicable, to which he is entitled on such date in accordance with the Base Plan;

(ii)	for the years of Credited Service during which he participated in the DC Option of the Base Plan, the annual amount of the pension at Normal Retirement Date or of the pension at postponed retirement, as applicable, to which he would have been entitled under the Base Plan if he had participated to the DB Option of the Base Plan.

For the purposes of this paragraph (b), any amount of pension shall be determined disregarding any credit splitting resulting from a marriage breakdown.

If the Designated Manager commenced his participation to the Supplementary Pension Plan after January 1, 1998, his pension under the Supplementary Pension Plan shall be multiplied by the applicable percentage below:

Complete Years Since Appointment as a Designated Manager	Applicable Percentage
1	20%
2	40%
3	60%
4	80%
5 or more	100%

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	4

4.	Early Retirement

A Member who Separates from Service, for a reason other than death, before his Normal Retirement Date but on or after age 55, shall receive from the Company, in accordance with the Supplementary Pension Plan, a monthly pension of one twelfth of the excess of (a) over (b) defined below:

(a)	his Accrued Retirement Pension, determined on his retirement date, reduced in the same manner as under the Base Plan;

(b)	the sum of (i) and (ii) below:

(i)	for the years of Credited Service during which he participated to the DB Option of the Base Plan, the annual early retirement pension amount to which he is entitled on such date in accordance with the Base Plan;

(ii)	for the years of Credited Service during which he participated in the DC Option of the Base Plan, the annual early retirement pension amount to which he would have been entitled under the Base Plan if he had participated to the DB Option of the Base Plan.

If the Member commenced his participation to the Supplementary Pension Plan after January 1, 1998, his pension under the Supplementary Pension Plan shall be multiplied by the applicable percentage below:

Complete Years Since Appointment as a Designated Manager	Applicable Percentage
1	20%
2	40%
3	60%
4	80%
5 or more	100%

5.	Deferral of Early Retirement Pension

A Member, other than a U.S. Taxpayer, who Separates from Service, for a reason other than death, before his Normal Retirement Date but on or after age 55 and who is entitled to a pension from the Supplementary Pension Plan under Article 4 above, may elect to defer the commencement of this pension until the first day of any calendar month preceding or coinciding with his Normal Retirement Date, provided he has chosen the same option for the early retirement pension to which he is entitled in accordance with the Base Plan.

In such event, the amount of pension to which he is entitled in accordance with the Supplementary Pension Plan shall be calculated as provided in Section 4 but using the pension commencement date as the date of calculation of the reduction factors of paragraph (a) of Section 4 and as the date of calculation of the amount of pension under the Base Plan for paragraph (b) of Section 4.

For more certainty, this Section 5 does not apply to a U.S. Taxpayer.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	5

6.	Termination of Employment

A Member who Separates from Service before being eligible to early retirement under the Base Plan is not entitled to any benefit under the Supplementary Pension Plan.

7.	Normal Form of Pension

The normal form of pension payable under the Supplementary Pension Plan shall consist of monthly benefits payable in equal amounts starting on the first day of the month coinciding with or following the month of the Member’s date of Separation from Service and on the first day of every subsequent month for the life of the Member. If the Member dies before 60 monthly payments have been made, payments under the Supplementary Pension Plan shall continue to his estate until 60 monthly payments have been made.

For the purposes of Articles 3, 4, and 5 of the present document, the pension amount due in accordance with the Base Plan shall be that which corresponds to the normal form of pension and shall exclude the additional pension resulting from excess contributions of the Base Plan, if any.

8.	Optional Forms of Pension

For a Member other than a U.S. Taxpayer, if the Member elects (or is deemed to have elected) to receive the pension to which he is entitled in accordance with the Base Plan under an optional form of payment provided by the Base Plan, he will be assumed to have elected the same option for the payment of the pension due in accordance with the Supplementary Pension Plan.

In this event, the payment of the pension due in accordance with the Supplementary Pension Plan shall be made following the terms and conditions applicable under the Base Plan for the optional form of pension elected (or deemed to have been elected). However, if the Member elects a form of pension under the DB Option of the Base Plan that has an Actuarial Equivalent value greater than the Actuarial Equivalent value of the pension under the normal form of payment under the Supplementary Pension Plan, the Supplementary Pension Plan pension shall be reduced by the Actuarial Equivalent of such additional value under the Base Plan.

Payment of the pension due in accordance with the Supplementary Pension Plan shall be the Actuarial Equivalent of the pension to which the Member would otherwise be entitled under the normal form of payment described in Section 7.

9.	Death Before Commencement of Pension Payments

If a Member dies before the commencement of his pension payments, determined in accordance with Articles 3, 4 or 5, as applicable, no benefit shall be payable nor due in accordance with the Supplementary Pension Plan.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	6

10.	Death After Commencement of Pension Payments

Subject to Article 8, if the Designated Manager dies after payment of his pension, determined in accordance with Articles 3, 4 or 5, as applicable, has commenced, the death benefits shall be determined in accordance with the normal form of pension as described in Article 7.

11.	Disability

A Member who is considered disabled under the Base Plan, and who continues, on that basis, to accrue Credited Service and pension credits under that plan, shall continue to accrue Credited Service for the purposes of the Supplementary Pension Plan.

For the purposes of the Supplementary Pension Plan, a disabled Member is deemed to have Separated from Service on the date he Separated from Service under the Base Plan.

12.	Administration

The HR Committee is responsible for the administration of the Supplementary Pension Plan, the supervision of its application and the interpretation of its provisions. With respect to Members who are not U.S. Taxpayers, the HR Committee may, at its discretion, approve other settlement options of benefits payable under this Supplementary Pension Plan.

13.	Funding

The Supplementary Pension Plan is not funded. All benefits payable under the Supplementary Pension Plan are paid from the general funds of the Company.

14.	Non-Alienation of Benefits

No benefit payable under the provisions of the Supplementary Pension Plan shall be in any manner capable of anticipation, surrender, commutation, alienation, sale, transfer, assignment, pledge, encumbrance or charge; nor shall any such benefit be in any manner subject to the debts, contracts, liabilities, engagements or torts of the person entitled to such benefit, except as specifically provided in any applicable legislation.

15.	Conflicts or Inconsistencies

In the event of any conflict or inconsistency between the provisions of the Supplementary Pension Plan and the provisions of the Base Plan, the provisions of the Supplementary Pension Plan shall prevail.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	7

16.	Amendments

The Company reserves the right to amend or terminate the Supplementary Pension Plan at any time. Subject to Section 17.7, no amendment or termination shall adversely affect any benefits that have accrued up to the effective date of such change, based on Earnings, Credited Service and Base Plan accrued benefits up to that date, which effective date shall not precede the date on which the change is communicated to the Member. Notwithstanding the foregoing, and solely with respect to Members who are not U.S. Taxpayers, any amendment to this Supplementary Pension Plan which is the result of a change to the Base Plan shall take effect as of the same date as applicable in respect of the amendment to the Base Plan.

17.	General Provisions

17.1	Currency

All amounts under the Supplementary Pension Plan shall be in Canadian currency.

17.2	Withholding and reporting

All payments under the Supplementary Pension Plan are expressed on a pre-tax basis and shall be subject to applicable withholding tax and reporting pursuant to applicable legislation.

17.3	Interpretation

The Supplementary Pension Plan shall be interpreted, with respect to a Member, in accordance with the laws of the same jurisdiction as applicable for purposes of the Member’s employment agreement with the Company, which is in force at the relevant time, or in the absence of an employment agreement, with the law of the Province of Québec.

17.4	Entire Agreement

Except to the extent expressly contemplated by the HR Committee at the time of amendment of the Supplementary Pension Plan on November 3, 2008, effective as of March 7, 2007, and excluding the DB SERP and the DC SERP in the case of those Members who participate in the DB SERP and/or the DC SERP, the Supplementary Pension Plan supersedes and replaces any and all prior plans, agreements, arrangements or understandings between the Company and the Senior Executive Employee regarding any retirement benefits to be provided to the Senior Executive Employee in excess of those that may be payable in accordance with the provisions of the Base Plans.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	8

17.5	Severability

Should any of the provisions of the Supplementary Pension Plan and/or conditions be illegal or not enforceable, it or they shall be considered severable and the Supplementary Pension Plan and the remaining conditions shall remain in full force and effect and be binding upon the parties as though the said provision or provisions had never been included.

17.6	Enurement

The Supplementary Pension Plan shall enure to the benefit of and be binding upon the respective successors of the parties hereto, and the heirs, administrators and legal representatives of the Member.

17.7	Section 409A

Neither the Company nor any of its directors, officers or employees shall have any liability to a Member in the event Section 409A applies to any benefit paid or provided pursuant to the Supplementary Pension Plan in a manner that results in adverse tax consequences for the Member or any of his or her beneficiaries or transferees. The HR Committee may unilaterally amend, modify or terminate any benefit provided under the Supplementary Pension Plan if it determines, in its sole discretion, that such amendment, modification or termination is necessary or advisable to comply with applicable U.S. law as a result of changes in law or regulation or to avoid the imposition of an additional tax, interest or penalty under Section 409A.

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	9

Appendix A

Applicable to U.S. Taxpayers

2.	Definitions

With respect to Members who are U.S. Taxpayers, the following terms shall have the following respective meanings:

2.6	Credited Service: for a Member who joined the Supplementary Pension Plan before January 1, 1998 and is a U.S. Taxpayer, shall mean the period of service with the Company starting with the date the Designated Manager became a participant in the Base Plan and ending with the date of his Separation from Service, during which the Member is accruing credited service under the DB Option of the Base Plan or the Company is contributing on behalf of the Member under the DC Option of the Base Plan, or would be contributing if it were not for the tax limits, unless, prior to March 7, 2007, the Human Resources Committee of Domtar Inc. determined in its sole discretion, or on or after March 7, 2007 the HR Committee determines in its sole discretion, to provide for a start date, for the purpose of determining credited service under the Supplementary Pension Plan, that is different from the start date under the Base Plan.

2.14	Separation from Service: for a Member who is a U.S. Taxpayer occurs (or a Member who is a U.S. Taxpayer Separates from Service when) the Member ceases to be employed by the Company and all entities considered a single employer with the Company under Code Sections 414(b) and (c) as a result of the Member’s death, retirement, or other termination of employment. Whether a Separation from Service takes place is based on all the relevant facts and circumstances and determined in accordance with Section 409A.

2.16	Additional terms:

(a)	The terms listed below shall have the meaning given to them in Article I the Base Plan as in effect on March 7, 2007:

Best Average Earnings

Best Average First Level Earnings

Best Average Second Level Earnings

Earnings

Normal Retirement Date

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	10

7.	Normal Form of Pension

For a U.S. Taxpayer, any payment hereunder that is subject to Section 409A and that would otherwise be payable within six months following the Member’s Separation from Service shall be delayed and paid on the first day of the month following the six-month anniversary of the Member’s Separation from Service to the extent necessary to comply with Section 409A.

8.	Optional Forms of Pension

A Member who is a U.S. Taxpayer may elect to receive the pension to which he is entitled in any of the optional forms of payment provided under the Base Plan that constitutes a “life annuity” within the meaning of U.S. Treas. Reg. 1.409A-2(b)(2)(ii). Any such election must be made prior to the date that any benefit is paid or provided under the Supplementary Pension Plan and must commence on the same date that the normal form of payment described in Section 7 would otherwise have commenced (taking into account any six-month delay required under Section 7).

Supplementary Pension Plan for Designated Managers, as in effect on January 1, 2001	11